THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Exhibit 4.48

TECHNOLOGY LICENCE AGREEMENT

This TECHNOLOGY LICENCE AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of February 26, 2024 (“Effective Date”) by and between the following parties:

NIO Technology (Anhui) Co., Ltd., a company incorporated under the laws of the People’s Republic of China and having its registered address at Building F, Hengchuang Intelligent Technology Park, No. 3963, Susong Road, Economic and Technological Development Zone, Hefei City, Anhui Province, PRC (hereinafter referred to as “NIO”); and

Forseven Limited, a company incorporated under the laws of England and Wales and having its registered address at Suite 1, 7th Floor 50 Broadway, London, United Kingdom, SW1H 0DB (hereinafter referred to as “LICENSEE”).

NIO and LICENSEE shall hereinafter be referred to collectively as the “Parties” and individually as a “Party”.

WHEREAS, NIO owns or controls Licensed Technologies (as defined below) in connection with NIO’s or its Affiliates’ electric vehicle platforms (the “SEV Platforms”) technologies.

WHEREAS, LICENSEE desires to research and develop, manufacture, sell, offer to sell, import and export the Licensed Product(s) (as defined below) and provide or procure the Associated Services (as defined below), and desires to obtain authorisation from NIO to use the Licensed Technologies solely for the Licensed Purpose (as defined below).

WHEREAS, the Technology Licence Fees will relate to sales of Licensed Products inside China and outside of China.

NOW, THEREFORE, the Parties agree as follows regarding the licence of the technology:

1.	DEFINITIONS AND INTERPRETATION
1.1

“Additional Deliverables” means any deliverables or other Materials that NIO provides to LICENSEE under or in relation to this Agreement (including Modifications and New Versions which have been provided to LICENSEE), excluding the Initial Deliverables.

1.2	“Affiliate” means in relation to a Party or any other entity, any person or entity that directly or indirectly Controls, is Controlled by, or is under common Control with, that Party or entity.
1.3

“Applicable Law” means, in relation to any person or matter, any and all applicable laws, legislation, statutes, treaties, by-laws, regulations, rules, policies, ordinances, and codes, and any and all applicable notifications, orders, notices, awards, injunctions, judgments, directions, determinations, requirements, decrees and undertakings of any governmental, trade, administrative, statutory or regulatory body, agency, commission, authority or department or any court, tribunal, arbitral or judicial body, in each case, anywhere in the world, in force and as amended or modified from time to time and to which such person (or such person's business(es) or operation(s)) or such matter is subject.

1.4	“Associated Services” mean:
1.4.1

after-sales services for the Licensed Product(s) provided by LICENSEE (or its Affiliates) to consumers, such as providing maintenance and repair services, maintenance instructions or replacement parts (“After-Sales Services”);

1.4.2

technical services provided by NIO (“Technical Services”) under the Standard Technical Services Framework Agreement entered into on or around the date of this Agreement by the Parties (or their Affiliates) (together with its relevant ancillary agreements and corresponding orders, “Standard Technical Services Framework Agreement”). During the provision of Technical Services, deliverables provided by NIO may contain certain Background Intellectual Property Rights (which shall have the same meaning as in the Standard Technical Services Framework Agreement) owned or controlled by NIO. LICENSEE may have the right to use such Background Intellectual Property Rights, to the extent necessary, on terms and conditions as stipulated in the Standard Technical Services Framework Agreement.

1.5	“Business Days” means any day other than Saturdays and Sundays on which the banks in Shanghai and London are open for business.
1.6	“Claim” any claim, action, proceeding or investigation of any nature or kind.
1.7	“Claims Procedure” means the procedure set out in Annex IV.
1.8	“Control” means, in relation to a person or entity:

(i)

the direct or indirect beneficial ownership of, or the right to exercise, directly or indirectly, more than fifty per cent. (50%) of the voting rights attributable to the shares or other equity securities of such person or entity;

(ii)	the right to, directly or indirectly, elect or control a majority of the board of directors or equivalent body governing the affairs of such person or entity; or
(iii)	the power to, directly or indirectly, direct or cause the direction of the management or policies of such person or entity,

and “Controlling” and “Controlled” shall be construed accordingly.

1.9	“Core Technologies” means those Licensed Technologies specifically identified as “Core Technologies” in Annex I.
1.10	“Cyber Security Requirements” means the requirements set out in Annex III.
1.11	“Deliverables” means the Initial Deliverables and any Additional Deliverables.
1.12	“Endorsement Letter” has the meaning given in Section 4.4.2.
1.13

“Improvement” means any discovery, enhancement, improvement, invention, addition, amplification, modification, derivative technology, or alterations related to the Licensed Technologies (whether patentable or not) developed by or on behalf of LICENSEE or its Affiliate(s) or developed by a Third Party for LICENSEE or its Affiliate(s).

1.14	“Initial Deliverables” means those Materials specified in Annex I as at the Effective Date.
1.15	“Initial Upfront Payment” has the meaning given in Annex X.
1.16

“Intellectual Property Rights” means any and all worldwide intellectual property rights, whether arising under law or agreement and whether registered or unregistered, including (i) patents, rights to inventions, copyrights, design rights, database rights, and rights to protect and use confidential information (including know-how and trade secrets); (ii) any rights similar to the foregoing; and (iii) all applications, divisions, renewals and extensions of the foregoing. For the avoidance of doubt, the Intellectual Property Rights referred to in this Agreement do not include trade marks, rights in get-up and trade dress, goodwill or the right to sue for passing off or unfair competition.

1.17

“IPR Claim” means any Claim brought by a Third Party that the provision or Use by the LICENSEE or any SUB-LICENSEE of the Licensed Technology in accordance with the terms of this Agreement infringes the Intellectual Property Rights of such Third Party.

1.18

“Know-How” means trade secrets and any other technical, practical or other knowledge, techniques, methods and other information (whether or not patentable or protected as a trade secret or as confidential information), in the SEV Platforms.

1.19	“Licence Term” has the meaning given in Section 5.3.
1.20	“Licensed Patents” means any Patents held by NIO (or any of its Affiliates) during the Licence Term which claim all or part of the SEV Platform, or use thereof.
1.21	“Licensed Product” has the meaning given in Section 4.5.
1.22

“Licensed Purpose” means: (i) the research and development, manufacture, sale, offering to sell, import and export of the Licensed Product(s); and (ii) to provide or procure the provision of Associated Services.

1.23	“Licensed Software” means the Software forming part of the Licensed Technologies, including as specified in Annex I.
1.24

“Licensed Technologies” means: (i) the technical information, technical solutions, and Software relating to or comprised within the SEV Platforms that have passed the Pre-Production Gate and are in existence as at the Effective Date or that come into existence [***], including the Deliverables, any Part-Developed Technologies and, in respect of the forgoing, any Modifications and New Versions; and (ii) any Intellectual Property Rights subsisting in or related to any of the forgoing, including the Know-How and the Licensed Patents, in each case excluding Third-Party Intellectual Property Rights.

1.25	“Loss” means any loss, expense, fine, penalty, award, damages or cost.
1.26

“Materials” means any document, methodology or process, documentation, data or other material in whatever form, including any reports, business rules or requirements, user manuals, user guides, operations manuals, training materials and instructions, but excluding Software.

1.27

“Modification” means any amendment, change, patch, bug fix, upgrade, modification, enhancement, replacement or addition made to the Deliverables by or on behalf of NIO or any NIO Affiliate, independently of providing any services to LICENSEE under any

Standard Technical Services Framework Agreement, prior to the tenth anniversary of the Effective Date.

1.28

“New Version” means any new versions of the SEV Platforms, released by NIO prior to the tenth anniversary of the Effective Date. As at the Effective Date, versions of the SEV Platform are designated by the prefix “NT” and then a version number, with the current version of the SEV Platform being NT3 so that (for example) NT4 would be a New Version.

1.29

“OEM” means a company that owns one or more automotive brands and sells vehicles under such brand(s) to any market, including those entities listed in Annex VIII (for so long as they fall under the foregoing description).

1.30	“Open Source Software” means any Software which is licensed under any form of open-source licence meeting the Open Source Initiative's open source definition from time to time.
1.31	“Patent” means any patent, including but not limited to any patent application, granted patent, continuation, continuation-in part or division based on the patent application.
1.32

“Part Developed Technologies” means the technical information, technical solutions, and Licensed Software relating to or comprised within the SEV Platforms, which have not passed the Pre-Production Gate, but which are identified as being Part Developed Technologies in Annex 1.

1.33

"Permitted Entity” means any person or entity that is listed in Annex IX (as agreed by the Parties from time-to-time, following the provision by LICENSEE to NIO of details of the proposed Licensed Technologies to be sublicensed and the scope of such sublicence).

1.34

“Pre-Production Gate” means, in the context of ‘passing’ the Pre-Production Gate, the occurrence of both: (i) the completion of engineering sign-off for all relevant parts and systems; and (ii) product scalable PPAP (including interim PPAP) meeting requirements to begin user delivery.

1.35	“Prohibited Sublicensee” means any person or entity that is listed in Annex V.
1.36	“Project” has the meaning given in Section 2.
1.37	“Quarter” means a calendar quarter.
1.38	“SEV Platforms” has the meaning given in the Recitals.

1.39	“Software” means any software or computer program or code (in object code form), program interfaces and any tools or object libraries embedded in any software.
1.40

“Specific Supplier” means: (i) an Affiliate of the LICENSEE; or (ii) Third Party supplier, in each case that provides research and development, assembly and/or manufacturing services and/or engineering, maintenance or repair services, and/or distribution, sales, import and export services, for the Licensed Products and/or any components of the Licensed Product(s) under the sole instruction of LICENSEE to facilitate LICENSEE to achieve the Licensed Purpose.

1.41

“SUB-LICENSEE” means a Specific Supplier to whom LICENSEE has granted a sublicense of the rights in the Licensed Technologies granted to it under this Agreement in accordance with Section 5.4, which shall include any Specific Suppliers to which LICENSEE provides NIO’s Intellectual Property Rights or Confidential Information (whether or not such Specific Supplier has separately received such Intellectual Property Rights or Confidential Information from NIO).

1.42	“Supplier Confirmation” has the meaning given in Section 4.4.1.
1.43

“Standard Essential Patent” means any Patent necessary for the compliance and implementation of a technical standard, including but not limited to Patents related to standard technologies of wireless communication (including but not limited to 2G, 3G, 4G, and 5G cellular communications), audio and/or video encoders and decoders, wireless charging, semiconductor devices, and CAN bus communication involved in whole vehicle.

1.44	“Technology License Fees” has the meaning given to it in Annex X.
1.45	“Third Party” means entities other than NIO, NIO’s Affiliate(s), LICENSEE’s Affiliate(s), and LICENSEE.
1.46

“Third-Party Intellectual Property Rights” means Intellectual Property Rights related to the Licensed Technologies that are owned or controlled by a Third Party. This includes the Standard Essential Patents and open source software involved in the implementation of the Licensed Technologies, any Intellectual Property Rights related to the manufacture of components provided by NIO’s direct or indirect suppliers in connection with Licensed Technologies that are owned or controlled by NIO’s existing direct or indirect suppliers, and other Third-Party Intellectual Property Rights involved in the process of implementing the Licensed Technologies that are currently known to NIO (specified in Annex II of this Agreement).

1.47	“Upfront Payments” has the meaning given to it in Annex X;
1.48

“Use” means to load, execute, store, transmit, display, copy, modify, develop, adapt, configure, incorporate or implement, in each case within or in respect of any Licensed Product only and in respect of: (i) Licensed Software, subject to the restrictions in Section 5.2, and (ii) other Licensed Technologies, subject to the restrictions set out in Part B of Annex I.

1.49

“VAT” means value added tax charged or imposed pursuant to the UK Value Added Tax Act 1994 and any related secondary legislation, and any other value added, goods and services, sales, turnover, or equivalent tax imposed in any jurisdiction.

1.50

“VP Gateway” means when the design of the relevant Licensed Product is frozen and long-lead engineering release has been completed for the relevant validation prototype, and the LICENSEE’s business approves the validation prototype tooling spend.

1.51	If there is any conflict between the terms in the main body of this Agreement and:
1.51.1	Annex I, Annex II or Annex X, then Annex I, Annex II or Annex X (as applicable) shall prevail; or
1.51.2	Annex III, the terms setting the highest standard shall prevail.
2.	SCOPE OF THIS AGREEMENT
2.1	The Parties are engaged in a collaboration (the “Project”) which, amongst other things, will entail:
2.1.1

NIO providing and licensing the Licensed Technologies in the SEV Platforms to LICENSEE for Use in Licensed Products in accordance with Section 5.1 and providing LICENSEE with information and reasonable assistance to the extent necessary for LICENSEE to utilise the Licensed Technologies in accordance with general industry practice; and

2.1.2

NIO’s willingness to provide LICENSEE with opportunities to acquire relevant hardware for use in the SEV Platforms in the Licensed Products, provided that while NIO shall use reasonable endeavours to facilitate the LICENSEE’s engagement of suppliers of relevant hardware and take the steps set out in

Section 4.4 in respect of Core Technologies, NIO does not guarantee that any such suppliers will agree to supply hardware to LICENSEE.

3.	PROVISION OF THE LICENSED TECHNOLOGY

Initial Deliverables

3.1

The Parties acknowledge that, as at the Effective Date, the Parties intend for Annex I to reflect the Parties’ understanding of the Initial Deliverables, after which Annex I may only be updated by the Parties’ mutual written agreement.

3.2	Subject to Section 3.10, NIO shall provide the Initial Deliverables from the Effective Date in accordance with the timetable set out in Annex I.
3.3

Following receipt of any Deliverables from NIO, LICENSEE shall be entitled to evaluate the completeness of the Deliverables. If the LICENSEE, acting reasonably and in good faith, believes that the Deliverables provided are insufficient to enable LICENSEE to use the relevant part of the SEV Platform to which they relate in a Licensed Product, without the need for material additional information or assistance from NIO (an “Insufficiency”), it shall notify NIO accordingly.

3.4	If LICENSEE notifies NIO of any Insufficiency under Section 3.3:
3.4.1

LICENSEE shall provide NIO with details of such Insufficiency (including any Materials which LICENSEE reasonably believes may have been missing from the relevant Deliverable(s) which would resolve the Insufficiency); and

3.4.2

provided that NIO has in its possession any information and/or Materials which would assist in resolving the Insufficiency, and NIO is not precluded from sharing such information and/or materials with LICENSEE (whether under the terms of any license, Applicable Law, or otherwise), NIO shall provide such Materials and/or information to LICENSEE.

3.5	For the avoidance of doubt:
3.5.1	NIO shall not be required to create new Materials in order to comply with its obligations under Section 3.4 (except as may be required to comply with Section 3.11 (Form of Deliverables));

3.5.2	this Section 3.5 shall be without prejudice to NIO’s obligations to provide Modifications and New Versions to LICENSEE under Section 3.7; and
3.5.3

upon sharing Deliverables as set out in this Agreement that comprise a ‘major release’ of the SEV Platforms (e.g. 1.0, 2.0, 3.0) to the dedicated recipient account via the NIO Data Exchange Platform, NIO will be deemed to have completed its ‘major’ obligation of providing and licensing the Licensed Technologies in such Deliverables to the LICENSEE, except that this shall not extinguish NIO’s ‘minor’ obligations in respect of such Deliverables as set forth in Sections 3.2, 3.3, 3.4, 3.7, and 3.8. NIO may further provide limited follow up Q&A to LICENSEE thereafter, if reasonably requested.

3.6

In the event that LICENSEE disputes whether NIO is in compliance with its obligation to provide Materials, information or any Deliverables as required by this Agreement (and NIO is not entitled to withhold such Deliverables under Section 3.10), LICENSEE shall be entitled to notify NIO in writing accordingly and, within 5 days of receiving such notification, the Engineering Operations Director (for LICENSEE) and the Head of Product and Technology Alliance (for NIO) shall meet to seek to resolve the dispute. If they are unable to do so, the dispute will be resolved in accordance with Section 22 (Governing Law and Dispute Resolution).

Modifications and New Versions

3.7

Subject to Section 3.10, in the event that NIO makes any Modification to the SEV Platform, releases a New Version or creates any new Licensed Technologies during the Licence Term, NIO shall promptly notify LICENSEE accordingly and provide LICENSEE with such Modifications, New Versions or new Licensed Technology (including changes in or additions to the Licensed Technology) on an “AS IS” basis.

Third Party Content

3.8

If requested by LICENSEE from time to time during the Licence Term, NIO shall promptly provide LICENSEE with the following information (in writing) in respect of any Open Source Software incorporated into the SEV Platform, to the extent such details are not already provided in Annex II:

3.8.1	the purpose for which the Open Source Software is used;
3.8.2	the licences applicable to the Open Source Software; and

3.8.3	any other information regarding the Open Source Software reasonably requested by LICENSEE.

Withholding Deliverables

3.9

On request from NIO (not more than once per Quarter), LICENSEE shall provide NIO with written confirmation that LICENSEE is in compliance with the Cyber Security Requirements, and shall provide reasonable written evidence to NIO supporting such confirmation of compliance at NIO’s written request. LICENSEE shall also notify NIO in writing promptly if LICENSEE experiences a material security breach of its IT systems and/or data.

3.10

Without prejudice to its other rights and remedies, NIO will be entitled to withhold any Deliverables (including New Versions and Modifications, and will not be in breach of its obligations to provide any such Deliverables, New Versions or Modifications) in the event that NIO reasonably believes that LICENSEE is not in compliance with the Cyber Security Requirements or if LICENSEE has experienced a material security breach of its IT systems and/or data. In such circumstances:

3.10.1	NIO shall notify LICENSEE of the non-compliance or security breach, the specific details of it, and NIO’s intention to withhold Deliverables; and
3.10.2	once the non-compliance or underlying cause of the security breach has been rectified to NIO’s reasonable satisfaction, NIO shall promptly provide the relevant Deliverables which were being withheld.

Form of Deliverables

3.11	All Deliverables provided by NIO shall:
3.11.1	be in the English language (with the original language versions being available to LICENSEE on written request); and
3.11.2	be in the format agreed in writing between the Parties.
3.12

To the extent there are any Third-Party Intellectual Property Rights which relate to or likely to be involved in the process of implementing the Licensed Technologies comprised within the Deliverables:

3.12.1	NIO shall at the time of delivery of such Deliverables use reasonable endeavours to update Annex II to refer to any such Third-Party Intellectual Property Rights;

3.12.2

after delivery of such Deliverables, Annex II may only be updated by the Parties in respect of Third-Party Intellectual Property Rights relating to such Deliverables by the Parties’ written agreement (acting reasonably), provided that, for the avoidance of doubt, NIO may update Annex II in respect of New Versions and Modifications in accordance with Section 3.12.1.

NIO shall not be deemed to provide any warranties, representations or guarantees in respect of the completeness or accuracy of Annex II.

4.	CO-OPERATION
4.1	The Parties shall work constructively and co-operate with each other with a view to ensuring that:
4.1.1	the Licensed Technology is provided in accordance with this Agreement;
4.1.2	LICENSEE is able to exercise the rights granted to it under Section 4.6.
4.2	Without limiting NIO’s obligations under Section 4.1, NIO shall:
4.2.1	provide such assistance as is reasonably requested by LICENSEE in relation to the Project; and
4.2.2	provide information as necessary to assist LICENSEE to utilise the SEV Platform in the Licensed Products in accordance with general industry practice.
4.3

Notwithstanding the foregoing, NIO gives no guarantee of any form that LICENSEE can or will be able to fully exercise or Use the Licensed Technologies or SEV Platform, even with NIO’s full performance of its obligations hereunder.

4.4	NIO shall:
4.4.1

promptly after the Effective Date, make contact with each Third Party supplier of components incorporating the Core Technologies (as at the Effective Date), introducing LICENSEE as a potential purchaser of such components from such Third Party supplier and request that such Third Party Supplier provide written confirmation of its willingness to engage in further commercial discussions with LICENSEE in respect of the supply of such components (each such confirmation being “Supplier Confirmation”); and

4.4.2

promptly after the beginning of the Licence Term, provide LICENSEE with a letter, on NIO-headed paper, that confirms that LICENSEE is licensed to the SEV Platform and has NIO’s endorsement to procure relevant components from NIO’s supply chain (the “Endorsement Letter”), provided that

LICENSEE shall be responsible for the content of each Endorsement Letter, such content to be subject to NIO’s express written approval (acting reasonably). However, NIO will not guarantee LICENSEE’s successful procurement of the relevant components.

4.5	The Parties agree that LICENSEE may only use the Licensed Technologies to produce vehicle models which are sold or marketed:
4.5.1

under one LICENSEE brand, which LICENSEE shall notify to NIO as soon as reasonably practicable, with an MSRP of over USD $50,000 (excluding tax), provided that this shall include any region-specific variations of such designated brand;

4.5.2	under any additional LICENSEE brand:
1)	with an MSRP of over USD $100,000 (excluding tax); or
2)	provided LICENSEE has obtained NIO’s prior written consent to production of such vehicle model under such additional LICENSEE brand, with an MSRP between USD $50,000 and USD $100,000 (excluding tax),

(each such vehicle model that incorporates all or part of the Licensed Technologies, a “Licensed Product”). For the purpose of this Section 4.5, a LICENSEE brand includes a brand used by LICENSEE but where Intellectual Property Rights in such brand are owned by an Affiliate of LICENSEE.

4.6

LICENSEE shall maintain Annex VII to include a list of Licensed Products that have passed the VP Gateway, including the brands under which each such Licensed Product is (or is proposed to be) sold or marketed. LICENSEE shall, without undue delay: (i) update Annex VII on the removal or addition of any Licensed Products or changes to the details of any such Licensed Products; and (ii) notify NIO in writing of the same.

5.	GRANT OF LICENSE
5.1

NIO hereby grants to LICENSEE a non-exclusive, non-transferable, non-sublicensable (except as permitted under Section 5.2.3 and 5.4), worldwide licence to Use the Licensed Technologies, during the Licence Term, on the terms and conditions stipulated in this Agreement, for the Licensed Purpose only.

5.2

In relation to any Licensed Software provided by NIO under this Agreement, the licence that NIO grants to LICENSEE under Section 5.1 with respect to the Licensed Software shall be limited by the following restraints:

5.2.1	NIO will provide Licensed Software in object code form only;
5.2.2

LICENSEE shall not attempt to derive or use the source code of such object code by any means, such as decompiling, disassembling, reverse engineering, or any other means, except that for the avoidance of doubt, LICENSEE shall be entitled to integrate and interface the Licensed Software with its own software and systems (including in the Licensed Products), but shall not amend or modify the Licensed Software, and NIO shall provide the LICENSEE with all applicable interface documentation which NIO has in its possession to assist the LICENSEE in this regard; and

5.2.3

for the purpose of manufacturing, selling, offering to sell, importing and/or exporting the Licensed Product, LICENSEE may reproduce, transmit and distribute the Licensed Software to Third Parties, provided that: (1) the Licensed Software is provided in object code only; (2) the Licensed Software is provided only as part of the Licensed Product(s); and (3) LICENSEE must enter into a licence agreement with any such Third Party that is consistent with or provide at least the same level of protection as NIO’s Intellectual Property Rights and Confidential Information under this Agreement.

5.3	Licence Term

The “Licence Term” starts on the date the Licensee pays the Initial Upfront Payment to NIO and, subject to early termination in accordance with Section 11 shall continue until the following periods expire:

5.3.1

in respect of the Use for the purposes of research and development, manufacture, sale, offering to sell, import and export of any Licensed Product(s), until the end of production of the Licensed Product; and

5.3.2

in respect of any Use for the purposes of providing After-Sales Services, until the expiration of LICENSEE’s or any of its Affiliates’ obligation to provide or procuring the provision of After-Sales Services to its customers.

5.4	Sublicence to Specific Suppliers: LICENSEE shall have the right to sublicense its right to Use the Licensed Technology to Specific Suppliers, provided that:

5.4.1	LICENSEE may not grant a sublicence to any Prohibited Sublicensees;
5.4.2

LICENSEE may not grant a sublicence to a Specific Supplier that it is aware (having made reasonable enquiries) is Controlled (directly or indirectly) by an OEM without NIO’s express prior written consent, provided that this restriction shall not apply in respect of a Permitted Entity;

5.4.3

any sublicence granted to a Specific Supplier shall be limited to the scope necessary for such Specific Supplier to perform research, development, assembly and/or manufacturing services in respect of the Licensed Products or any components of the Licensed Product(s), and/or selling such components or solution of such components to LICENSEE, in each case only to the extent required for LICENSEE to achieve the Licensed Purpose;

5.4.4

any sublicence granted to a Specific Supplier that is a distributor shall be limited to the scope necessary to fulfil the purpose of selling, offering to sell, importing and exporting of Licensed Product(s) solely for LICENSEE to achieve the Licensed Purpose;

5.4.5

LICENSEE is not permitted to sublicense its right to Use Licensed Technology to manufacture components incorporating Core Technologies to any Third Party other than suppliers designated by NIO in writing;

5.4.6	the exercise of such sublicensing right by LICENSEE shall be in writing and signed by LICENSEE and SUB-LICENSEE(s) (each such sublicence agreement a “Sublicence Agreement”);
5.4.7

each Sublicence Agreement shall be consistent with the terms and conditions of this Agreement, and provide protections in respect of NIO’s Intellectual Property Rights and Confidential Information that are no less onerous than those set out in this Agreement;

5.4.8

LICENSEE shall promptly notify NIO in writing if it becomes aware that any SUB-LICENSEE that provides engineering and/or technical services to LICENSEE is or has become Controlled by an OEM, and LICENSEE shall cease engaging such SUB-LICENSEE in respect of such engineering and/or technical services no later than the date six months after receipt of written notice from NIO;

5.4.9

LICENSEE shall promptly notify NIO in writing if it becomes aware that any SUB-LICENSEE has committed a material breach of the terms of a relevant Sublicence Agreement which relate to the grant of the licence, information security and/or confidentiality. Following such notice, LICENSEE shall exercise its right to terminate a Sublicence Agreement immediately at NIO’s written request;

5.4.10	no SUB-LICENSEE shall be permitted to further sublicense or assign any of its rights under its Sublicence Agreement, except as expressly authorised by NIO in writing;
5.4.11	no SUB-LICENSEE may use the Licensed Technology for the purposes of any other brand (other than those identified in Annex VII (Licensed Products)) or OEM;
5.4.12

LICENSEE shall procure that each SUB-LICENSEE shall comply with the limitations and restrictions imposed on LICENSEE in relation to the use of the Licensed Technology and NIO’s Confidential Information under this Agreement, including but not limited to the Cyber Security Requirements, and any breach thereof by any SUB-LICENSEE shall be deemed a breach hereof by LICENSEE; and

5.4.13

LICENSEE shall be liable to NIO for any breach of this Agreement (in accordance with Section 5.4.12) arising out of the acts and omissions any such SUB-LICENSEE as if they were the LICENSEE’s own acts and omissions.

5.5

LICENSEE shall maintain Annex VI to include a list of SUB-LICENSEEs, including the identity of each such SUB-LICENSEE and the purpose of the relevant sublicence. LICENSEE shall, without undue delay following the grant of a sublicence to a SUB-LICENSEE, update Annex VI to include details of such SUB-LICENSEE and notify NIO in writing of such update.

5.6	NIO may update Annex V (Prohibited Sublicensees) from time to time if:
5.6.1	there is any ongoing litigation or dispute between NIO or its Affiliate and a person or entity to be included in Annex V; or
5.6.2	NIO reasonably believes that there are any sanctions, compliance or other issues under Applicable Law with such person or entity,

and such updated Annex V shall become binding and effective on thirty (30) days' advance written notice from NIO.

5.7	LICENSEE shall either:
5.7.1

if NIO: (i) provides notice to LICENSEE that the prospective Prohibited Sublicensee is engaged in a dispute with NIO or its Affiliate in respect of NIO’s confidential information or NIO’s Intellectual Property Rights, or (ii) updates Annex V in accordance with Section 5.6.2 above, where LICENSEE is able to do so under the terms of the relevant Sublicence Agreement, terminate its Sublicence Agreement(s) with such prospective Prohibited Sublicensee no later than the expiry of such thirty (30) days’ advance notice; or

5.7.2

otherwise, not order any further goods and/or services under the relevant Sublicence Agreement(s) and not agree to extend the term of any such Sublicence Agreement(s), until otherwise notified in writing by NIO that it can resume ordering such goods and/or services. If LICENSEE’s failure to order any further goods and/or services under the relevant Sublicence Agreement would cause LICENSEE to fail to meet any minimum order commitments under such Sublicence Agreement, LICENSEE shall: (i) only be permitted to order the minimum amounts of goods and/or services required to fulfil such minimum order commitments; (ii) not order any new types of goods or services under such Sublicence Agreement; and (iii) not share any further Licensed Technologies or NIO Confidential Information with such Prohibited Sublicensee.

5.8

If NIO adds a Prohibited Sublicensee to Annex V in accordance with Section 5.6.1 and the relevant dispute ends: (i) NIO has no obligation to remove such Prohibited Sublicensee from Annex V; and (ii) LICENSEE must terminate its Sublicence Agreement with such Prohibited Sublicensee (if not already expired or terminated) no later than the expiry of thirty (30) days’ advance written notice from NIO.

5.9	If LICENSEE requires the services provided by such prospective Prohibited Sublicensee, NIO shall assist LICENSEE in identifying a replacement Specific Supplier.
5.10

The Parties acknowledge that the LICENSEE and NIO may independently develop similar improvements to the Licensed Technologies concurrently (“Independent Improvements”), and that the Parties may independently seek to obtain Patent rights in respect of any such Independent Improvements that that they have developed. Each Party agrees not to assert any Patent it may have in any Independent Improvement against the other Party creating or exploiting its own Independent Improvement.

6.	IPR OWNERSHIP
6.1

As between the Parties, NIO owns all the Intellectual Property Rights, titles, and other legal rights and interests in and to any Licensed Technologies provided by NIO to LICENSEE in connection with the performance of this Agreement (including without limitation, any documents, materials, responses, or other content containing NIO’s intellectual property, whether provided in written or oral form). The ownership of these rights and interests shall remain unchanged as a result of the performance of this Agreement.

6.2	Unless expressly agreed otherwise in writing between the Parties, LICENSEE will own all Intellectual Property Rights in and relating to the Improvements.
6.3	Nothing in this Agreement will operate to transfer, assign or otherwise grant any Party any ownership right or interest in any other Party’s Intellectual Property Rights.
7.	FEES, REPORTS AND PAYMENTS
7.1	The terms of Annex X shall apply in respect of fees, payments, reports, and tax.
8.	WARRANTIES
8.1

NIO warrants and represents that it possesses legal ownership or control over the Licensed Technologies and shall have the right to grant LICENSEE the licence to use the Licensed Technologies in accordance with Section 5.1. If there is any change of NIO’s ownership of the Licensed Technologies (including but not limited to partial or complete transfer of ownership), NIO warrants and represents that the licence under this Agreement remains valid for the subsequent owners obtaining the rights pertaining to the Licensed Technologies.

For the avoidance of doubt, LICENSEE acknowledges and agrees that the process of implementing the Licensed Technologies may involve Third-Party Intellectual Property Rights. NIO has not granted LICENSEE any rights in respect of Third-Party Intellectual Property Rights under this Agreement and no warranty of non-infringement of Third-Party Intellectual Property Rights is provided. It is LICENSEE’s sole responsibility to obtain any licenses of Third-Party Intellectual Property Rights required to exercise the rights under this Agreement at LICENSEE’s own cost.

8.2

The Parties acknowledge that (without prejudice to the express obligations of NIO under this Agreement or any other agreement between the Parties) the research and development, manufacture, sale, offer to sell, import and export (including but not limited to product homologation) of the Licensed Product(s) and providing Associated Service, are the responsibility of the LICENSEE and the LICENSEE shall solely bear all the risks and liabilities arising from the aforementioned process, including in respect of product liability, personal injury, and property damage claims relating to Licensed Products sold or marketed by LICENSEE or its Affiliates.

8.3

Except as expressly provided under this Agreement or to the extent required by Applicable Law, LICENSEE will not, and will not permit or authorise Third Parties to: (a) provide, disclose, or permit the use of the Licensed Technologies by or for any Third Party; (b) reproduce, modify, translate, enhance, decompile, disassemble, reverse engineer, or in any other way attempt to obtain the source code or algorithms of the Licensed Software; (c) alter, encode, copy, distribute, or transmit any data using the Licensed Software; (d) circumvent or disable any technical features or measures in the Licensed Software, or remove copyright declarations from the Licensed Software; or (e) attempt to remove, alter, or access/activate any feature in the Licensed Software without NIO’s express written permission.

8.4

If either Party discovers that a Third Party infringes upon the rights related to the Licensed Technologies, such Party shall immediately notify the other Party. NIO shall have the right, but not the obligation, to take any legal action it deems appropriate against such Third Parties and to obtain all income and proceeds therefrom. Without NIO’s prior written consent, LICENSEE has no right, unilaterally or jointly with other Third Parties, to take any legal action with respect to such infringement.

8.5	LICENSEE warrants and represents that, as at the Effective Date, LICENSEE does not have any direct or indirect OEM shareholders.
9.	INDEMNITIES
9.1

NIO shall indemnify the LICENSEE from and against any and all Losses suffered or incurred in connection with any IPR Claim: (i) in respect of which a court of competent jurisdiction has finally found that the Licensed Technologies infringe the Intellectual Property Rights of a Third Party; or (ii) that LICENSEE has settled with a Third Party with NIO’s prior written consent. Notwithstanding the foregoing, NIO shall not be liable for Losses suffered or incurred in connection with any IPR Claim to the extent relating to or resulting from any of the following circumstances:

9.1.1

use of the Licensed Technologies beyond the scope permitted under this Agreement, including but not limited to combining with any product that is not a Licensed Product for research and development, manufacturing, selling, offering to sell, import or export;

9.1.2

modifications to the Licensed Technologies made (directly or indirectly) by or on behalf of LICENSEE, including modifications carried out by NIO under the instruction of LICENSEE (where the infringement was a necessary result of compliance with those instructions);

9.1.3	Third-Party Intellectual Property Rights, including but not limited to breach of Third-Party licence terms by LICENSEE or any SUB-LICENSEE;
9.1.4	provision of any promise, compromise, or self-admission with respect to a Third Party’s claim or related facts without NIO’s prior written consent;
9.1.5

continued use of all or any part of the Licensed Technology if it is subject to any existing or threatened claim, accusation or assertion and NIO notifies LICENSEE to stop LICENSEE and its SUB-LICENSEEs’ use of the Licensed Technology(ies) concerned in writing and works to provide an alternative solution.

9.2	If an IPR Claim is made, the Claims Procedure shall apply.
9.3	LICENSEE shall indemnify NIO from and against any and all Losses suffered or incurred in connection with LICENSEE’s breach of Section 12 (Confidentiality).
10.	DISCLAIMER AND LIMITATION OF LIABILITY
10.1

LICENSEE acknowledges that Licensed Technologies are provided “as is” at the Effective Date of this Agreement. The warranties provided by NIO under Section 8 of this Agreement replaces any other express, implied, or statutory warranties regarding such Licensed Technologies and LICENSEE’s use of technical information, including but not limited to the merchantability, fitness for any particular purpose, non-infringement, accuracy, and completeness of the involved technical information, the stability of the involved patents, the prospect of authorisation of the involved patent applications, and the quality and performance of the Licensed Product(s), and NIO assumes no liability in this regard. Further, notwithstanding NIO’s undertakings in Section 15, NIO makes no representations or warranties about whether any Licensed Products, Licensed Technologies or Deliverables would be subject to any export controls in relation to the provision of such Licensed Technologies or Deliverables or the production, transport and sale of any Licensed Products.

10.2

LICENSEE expressly acknowledges that any Open Source Software involved in the Licensed Technologies or the process of implementing the Licensed Technologies is provided “as is” at the Effective Date of this Agreement, and expressly subject to the disclaimer in Section 10.1.

10.3	Nothing in this Agreement will operate so as to exclude or limit the liability of either Party to the other for:
10.3.1	death or personal injury arising out of negligence;
10.3.2	fraud or fraudulent misrepresentation; or
10.3.3	any other liability which cannot be excluded or limited by law.
10.4

Nothing in this Agreement will operate so as to exclude or limit LICENSEE’s liability for its intentional breach of Section 12 (Confidentiality) or liability under the indemnity given by LICENSEE in Section 9.3 in connection with an intentional breach of Section 12 (Confidentiality).

10.5	NIO's liability in respect of the indemnity given by NIO in Section 9.1 will be capped at an amount equal to [***], provided that such liability shall not exceed [***].
10.6

Subject to Sections 10.3 to 10.5 (inclusive) and LICENSEE’s liability to pay the Technology License Fees, the total aggregate liability of each Party to the other Party (in aggregate) under or in relation to this Agreement, including liability for breach of contract, misrepresentation (whether tortious or statutory), tort (including negligence), breach of statutory duty, liability under the indemnity given by LICENSEE in Section 9.3 in connection with a non-intentional breach of Section 12 (Confidentiality) or otherwise, will be capped at [***].

10.7

Subject to Sections 10.3 and 10.4 and excluding NIO’s liability under the indemnity given by NIO in Section 9.1, LICENSEE’s liability under the indemnity given by LICENSEE in Section 9.3, and LICENSEE’s liability to pay the Technology License Fees, neither Party will be liable to the other Party for:

10.7.1	any loss of profits, revenue, business opportunities or damage to goodwill (whether direct or indirect); or
10.7.2	any indirect or consequential loss or damage,

arising under or in relation to this Agreement, even if the first Party was aware of the possibility that such loss or damage might be incurred by the other Party.

11.	TERM AND TERMINATION
11.1

This Agreement is valid from the Effective Date of this Agreement until the earlier of: (i) expiration of the Licence Term for all Licensed Products or (ii) termination in accordance with this Section 11.

11.2	Either Party may terminate this Agreement on written notice to the other Party in any of the following circumstances:
11.2.1

if the other Party: (i) voluntarily applies for insolvency, liquidation, receivership, bankruptcy, or any other similar procedure for the purpose of debt settlement (other than solvent mergers or reorganisations); (ii) involuntarily applies for insolvency, liquidation, receivership, bankruptcy, or any other similar procedure, and such procedures are not revoked or reversed within sixty (60) days; (iii) makes a general assignment for the benefit of its creditors; (iv) dissolves; or (v) suspends or threatens to suspend payment of its debts, or is unable to pay debts as they fall due, or admits inability to pay its debts;

11.2.2

if the other Party commits a material breach of this Agreement and (i) such breach is irremediable; or (ii) if the breach is remediable, the Party in breach fails to rectify the breach within 60 days after receiving written notice from the non-breaching Party detailing the breach and requesting a remedy; or

11.2.3	in accordance with Section 15.3 or 16.2.

For the avoidance of doubt, given the research and development process of the Licensed Product(s) is based on all or part of the Licensed Technologies provided or disclosed by NIO, even though the Intellectual Property Rights relating to the Licensed Technologies may cease to exist in part during the performance of this Agreement by reason of expiration, invalidation, revocation, disclosure, this Agreement shall not be invalid or terminated by reason of the fact that some of the aforementioned Intellectual Property Rights cease to exist, and LICENSEE shall nonetheless continue to pay the Technology

License Fees to NIO in accordance with this Agreement and to fulfil its obligations of confidentiality and other obligations under this Agreement.

11.3	NIO may terminate this Agreement on written notice to LICENSEE in any of the following circumstances:
11.3.1	LICENSEE commits a material breach of Section 5 (Grant of License) or Section 12 (Confidentiality);
11.3.2

LICENSEE’s fails to meet its payment obligations in accordance with Annex X, only where the relevant delinquent amounts are: (i) overdue and remain overdue 30 days after NIO has provided written notice to LICENSEE informing it that such amounts are overdue and that it intends to invoke its right to terminate this Agreement should such amounts not be paid; (ii) over USD $500,000 in aggregate; and (iii) not the subject of a good faith dispute between the Parties;

11.3.3

LICENSEE or any of its Affiliates challenges the validity of any of the Licensed Technology in any jurisdiction, except in respect of any challenge by LICENSEE or any of its Affiliates arising as part of a counterclaim against NIO; or

11.3.4	an OEM gains Control of LICENSEE.
11.4

Subject to Sections 11.5 and 11.6, upon the expiration or termination of this Agreement, neither Party shall continue to bear their respective obligations and liabilities under this Agreement, except for: (i) terms expressly or implicitly intended to survive after the termination of this Agreement (including such terms as set out in Section 11.7); (ii) fees incurred and other obligations that arose prior to the termination of this Agreement and (iii) any liabilities arising from prior breaches, or any rights or remedies that should have accrued, none of which shall be affected thereby.

11.5

Subject to Section 11.6, upon the expiration of the Licence Term or termination of this Agreement: (i) the licence granted to LICENSEE pursuant to Section 5.1 shall immediately terminate; and (ii) LICENSEE and all its SUB-LICENSEEs shall immediately stop using the Licensed Technologies and NIO’s Confidential Information, and promptly destroy all copies of the Licensed Technologies and NIO’s Confidential Information in their possession, and promptly provide a certification of destruction to NIO.

11.6

The licence granted to LICENSEE pursuant to Section 5.1 shall survive termination of this Agreement for the duration of the Licence Term for all Licensed Products that have passed the VP Gateway, provided that the LICENSEE’S obligation to pay Royalties in respect of such Licensed Products (and its associated obligations, including to provide Declaration Reports) shall also survive.

11.7

The rights and obligations of the Parties under this Agreement shall terminate upon the termination or expiration of this Agreement. Notwithstanding the foregoing, Section 1 (Definitions), Sections 5.1 and 5.2 (Grant of License) but only to the extent provided in Section 11.6, Section 5.10 (Improvement), Section 6 (IPR Ownership), Section 8 (Warranties), Section 10 (Disclaimer and Limitation of Liability), Sections 11.5 and 11.6 (Effect of Termination), Section 11.7 (Survival), Section 12 (Confidentiality), Section 17 (Notices), Section 21 (Third Party Rights), Section 22 (Governing Law and Disputes Resolution), Section 23 (Severability and Entire Agreement), Section 24 (Headings), Section 25 (Modification, Amendment, Supplement or Waiver), Section 25 (Effectiveness) and any other section in this Agreement which, by its nature and context should survive, will survive any such termination or expiration.

12.	CONFIDENTIALITY
12.1

During the term of this Agreement, the Parties acknowledge that Confidential Information may be mutually disclosed for the Licensed Purpose and in the performance of the Parties’ obligations under this Agreement. The term “Confidential Information” under this Agreement shall mean all Materials and information concerning the business and affairs of one Party (including its Affiliate(s) and related personnel (collectively “Disclosing Party”), as well as any content of this Agreement and the existence of this Agreement, that the other Party (“Receiving Party”) obtains or receives through written, oral, or other means in the course of negotiation for this Agreement, or performance of this Agreement. To the extent disclosed in connection with this Agreement, Confidential Information includes but is not limited to: specifications; testing results; data; know-how; formulas; compositions; processes; workflows; designs; prints; sketches; photographs; samples; prototypes; test vehicles; inventions; concepts; ideas; past, current and planned research and development; past, current and planned manufacturing or distribution methods and processes; the identity of or other information about actual or potential customers; customer contact methods; customer sales strategies; market studies, penetration data and other market information; sales and marketing plans, programs and strategies; sales, costs and other financial data; sources of supply for products, raw materials, and components; descriptions of plants and production equipment; price lists; business plans; financial reports and statements; computer software and programs (including object code and source code); databases, internal reports, memoranda, notes, analyses, compilations, studies and other data, information, materials or intangible assets that relate to the Disclosing Party’s business and/or products. Confidential Information also includes any materials or information that contains or is based on any other Confidential Information, whether prepared by the Disclosing Party, the Receiving Party, or any other personnel.

Without limiting the generality of the foregoing provisions, except as otherwise expressly agreed or as should be interpreted based on the nature of the Licensed Technologies, the Licensed Technologies and list of Third-Party Intellectual Property Rights under this Agreement shall be considered NIO’s Confidential Information. The existence and terms and conditions of this Agreement, as well as the cooperation relationship between NIO and LICENSEE, shall also be treated as Confidential Information.

12.2

The Parties agree that Confidential Information shall be used only for the sole purpose of discussions concerning this Agreement or the performance of this Agreement and shall not disclose such Confidential Information, whether directly or indirectly, to any Third Party without prior written approval of the Disclosing Party. However, the Receiving Party may disclose the Confidential Information to its employees or, in the case of the LICENSEE to its SUB-LICENSEES, to whom the access to such Confidential Information is necessary for the purpose of fulfilling obligations or exercising rights under this Agreement (excluding shareholders, consultants, investors, potential funding parties, and potential investors), provided that the Receiving Party shall ensure that such employees (and the SUB-LICENSEES, where relevant) are bound by confidentiality obligations at least as stringent as the terms of this Agreement. In the event of a breach of confidentiality obligations by such employees, it shall be deemed as a breach by the Receiving Party, and the Receiving Party shall be liable for any such breach in accordance with the terms of this Agreement.

12.3

To prevent the disclosure of Confidential Information, the Parties agree to implement measures for the Disclosing Party’s Confidential Information, which shall be at least as protective as those employed to protect its own confidential information similarly sensitive and important (provided that such measures shall not be less than reasonable care). Upon discovering or suspecting any unauthorised disclosure or use of the Disclosing Party’s Confidential Information, the Receiving Party shall promptly notify the Disclosing Party and take necessary actions to prevent or limit further dissemination of such Confidential Information.

In particular, LICENSEE’s confidentiality measures for NIO’s Confidential Information shall comply with the Cyber Security Requirements. NIO reserves the right to inspect the confidentiality measures implemented by LICENSEE and its compliance with the Cyber Security Requirements after the execution of this Agreement and at any time thereafter upon agreement with the LICENSEE (such agreement not to be unreasonably withheld or delayed).

12.4	Restrictions on the use or disclosure of Confidential Information under this Agreement shall not apply to such information which:
12.4.1

prior to the Receiving Party’s receipt thereof was publicly available or in the Receiving Party’s possession from a source other than the Disclosing Party without any accompanying confidentiality obligations, and the entity disclosing such information has not breached any confidentiality obligations; or

12.4.2	after the Receiving Party’s receipt thereof becomes publicly available through no fault of either the Disclosing Party or the Receiving Party; or
12.4.3

is independently developed by the Receiving Party entirely without reliance on the Confidential Information disclosed by the Disclosing Party and such independent development can be proved without doubt; or

12.4.4

is required to be disclosed pursuant to a subpoena or similar order from a court, agency, or other similar authority, or as required under any stock exchange rules or regulations, provided that the Receiving Party required to disclose such information gives to the Disclosing Party as early notice as is reasonably practicable and allows the Disclosing Party as much opportunity as is reasonably practicable to defend against such subpoena or order.

12.5	The obligations in this Section 12 shall be perpetual and will survive termination or expiry of this Agreement.
13.	DATA COMPLIANCE
13.1	The Parties shall comply with Applicable Laws related to cyber security, data security, data protection and data privacy during the performance of this Agreement.
13.2	If either Party’s breach of the above obligations causes Losses or other adverse impacts to the other Party, subject to Section 10, the breaching Party shall be fully responsible for resolving the matter and bearing the corresponding contractual liabilities as stipulated in this Agreement.

14.	PUBLICITY
14.1

Subject to Section 14.2, neither Party shall issue any press release or other public document, or make any public statement, with respect to the subject matter of this Agreement or the Project or otherwise disclose to any Third Party that they are involved in the provision of technology, products or services to each other, without the prior written consent of the other Party. The foregoing restriction shall not prevent LICENSEE from presenting, or providing a copy of, the Endorsement Letter to Third Parties in NIO’s supply chain or from notifying such Third Parties that LICENSEE is licensed to use the Licensed Technologies and has NIO’s endorsement to procure relevant components from Third Parties in NIO’s supply chain.

14.2

Section 14.1 does not apply to the extent that the statement or release is required to be made by Applicable Law or any stock exchange rules or regulations, in which case, either Party shall consult with the other Party about the contents of that announcement or release before it is made or issued provided that such consultation is permitted by Applicable Law.

15.	EXPORT CONTROL AND SANCTIONS
15.1

The Parties hereby declare and warrant to each other that, at the time of entering into this Agreement and throughout the term of this Agreement, they and their Affiliate(s), along with their respective directors, executives, shareholders, agents, or employees, are not and will not be: (i) listed as sanctioned parties by the United Nations, the People’s Republic of China, the United States, the European Union (including its member states), the United Kingdom, and/or any other relevant institutions; (ii) located or resident in or organised under the laws of a country or territory that is the target of sanctions; or (iii) Controlled by one or more aforementioned sanctioned parties. NIO shall use its reasonable efforts at LICENSEE’s expense to cooperate with LICENSEE by providing any supporting documentation, certifications and information regarding the Licensed Products, Licensed Technologies or Deliverables as may be requested reasonably by LICENSEE in support of LICENSEE’s export control compliance.

15.2

During the performance of this Agreement, NIO, LICENSEE and its SUB-LICENSEE(s) shall all comply with any export controls and economic sanctions resolutions, laws and regulations of the United Nations, the People’s Republic of China, the United States, the

United Kingdom, the European Union (including its member states) and any other relevant international organisations or countries and shall not engage in any activities that would violate export control and trade compliance laws and regulations or that would risk placing any other Party in breach of any export control and trade compliance laws and regulations.

15.3

If either Party violates any of the aforementioned obligations, the other Party shall be entitled to unilaterally and immediately terminate this Agreement and, subject to Section 10, the breaching Party shall be responsible for any and all Losses arising from such termination.

16.	ANTI-CORRUPTION
16.1

The Parties shall, and shall procure that their employees, representatives, agents, and subcontractors will, comply with all Applicable Laws relating to anti-corruption and anti-bribery in the People’s Republic of China and other jurisdictions that are binding on the Parties. If required by Applicable Law, each Party shall provide the other Party relevant information or document in connection with its compliance under this Section 16.1.

16.2

If either Party materially violates any of the aforementioned obligations, the other Party shall be entitled to unilaterally and immediately terminate this Agreement and, subject to Section 10, the breaching Party shall be responsible for any and all losses arising from such termination.

17.	NON-SOLICITATION
17.1

In order to protect the legitimate business interests of each Party, each Party covenants with the other Party that it shall not (and shall procure that none of its Affiliates shall), during the term of this Agreement and for a period of 12 months after termination or expiry of this Agreement, without the other Party’s prior written consent:

17.1.1	attempt to solicit or entice away; or
17.1.2	solicit or entice away,

from the employment or service of the other Party the services of any person who has been engaged in the performance or management of this Agreement (as principal, agent, employee, independent contractor or in any other form of employment or engagement)  other than by means of an advertising campaign open to all-comers and not specifically targeted at such staff of the other Party. For the avoidance of doubt, a Party will not be deemed to have solicited or enticed away such person (or attempted to do so), if their subsequent employment or engagement results from such person first approaching the relevant Party.

18.	NOTICES
18.1

Subject to Section 18.2, any notice, demand, waiver, consent, or approval under this Agreement “Notice”) shall be made in writing and sent by onsite delivery, email, or through domestically recognised courier services. The Notice shall be deemed delivered if sent to the contact details provided by the Party as indicated in this Agreement or other written notices.

18.2	The following Notices may not be delivered by email:
18.2.1	any notice terminating this Agreement; and
18.2.2	any notice of Dispute.
18.3	Contact details for NIO are as follows:

Contact Person: [***]

Address: [***]

Email: [***]

18.4	Contact details for LICENSEE are as follows:

Contact Persons: [***]

Address: [***]

Email: [***]

18.5

If any Party’s aforementioned contact details change, that Party shall provide written notice to the other Party within 48 hours of the change. Any consequences resulting from failure to fulfil the notification obligation in a timely manner shall be solely borne by that Party.

19.	INDEPENDENT CONTRACTOR

Nothing in this Agreement shall be construed as to create any partnership, joint venture, employment, or agency relationship between the Parties hereto or any of their Affiliate(s), subsidiaries, related business entities, agents, contractors, or subcontractors, or to provide either Party with any right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other Party.

20.	ASSIGNMENT
20.1

Neither Party may assign or transfer any interests, rights and/or obligations under this Agreement without the other Party’s prior written consent (such consent not to be unreasonably withheld or delayed). No such assignment or transfer shall take legal effect prior to the date on which other Party gives written consent to such assignment or transfer.

20.2	All provisions of this Agreement shall be binding upon the respective successors and assignees of the Parties.
21.	THIRD PARTY RIGHTS
21.1	No one other than a Party to this Agreement, their successors and permitted assignees, shall have any right to enforce any of its terms.
22.	GOVERNING LAW AND DISPUTES RESOLUTION
22.1

This Agreement shall be governed in all respect, including the formation, validity, construction and performance of this Agreement, by the laws of Singapore, excluding the application of its conflict of law rules.

22.2

In the event of any disputes arising out of or relating to this Agreement, the Party claiming that the dispute has arisen must give written notice to the other Party (the “Notice of Dispute”) and Parties shall seek resolution through amicable negotiation. If negotiation fails after 10 Business Days of one Party issuing the Notice of Dispute, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Section. The Tribunal shall consist of three arbitrators. The seat of the arbitration shall be Singapore. The arbitration proceedings shall be conducted in English. The arbitration award shall be final and binding upon the Parties.

22.3

Without prejudice to any other rights or remedies that the other Party may have, each Party acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of this Agreement by them. Accordingly, each Party shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement.

23.	SEVERABILITY AND ENTIRE AGREEMENT
23.1

In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall remain unaffected and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which being valid, legal and enforceable, comes closest to the intention of the Parties underlying the invalid, illegal or unenforceable provision.

23.2

This Agreement constitutes the complete and exclusive statement of the entire agreement between the Parties regarding the subject matter hereto and supersedes all proposals, prior agreements, statements, declarations, warranties, or communications, whether oral or written, unless such proposals, prior agreements, statements, declarations, warranties, or communications are expressly incorporated into this Agreement or are specifically referred to under this Agreement.

24.	HEADINGS

The headings under this Agreement are for purposes of reference only and shall not in any way limit or otherwise affect the meaning or interpretation of any of the terms hereof.

25.	MODIFICATION, AMENDMENT, SUPPLEMENT OR WAIVER
25.1	No modification, amendment, supplement to or waiver of this Agreement shall be binding upon the Parties hereto unless made in writing and duly executed by the Parties.
25.2

A failure or delay of either Party to this Agreement at any time to enforce any of the provisions of this Agreement, or to exercise any option which is herein provided, or to require performance of any of the provisions hereof at any time, shall in no way be construed to be a waiver of any rights conferred under such terms of this Agreement, or as a waiver of the right to later held the other Party accountable for breach of contract or any other remedies available.

26.	EFFECTIVENESS
26.1

Upon signatures by the duly authorised representatives of the Parties or affixation with appropriate company chops of the Parties, this Agreement shall become legally binding on the Parties. This Agreement may be signed in any number of counterparts and by the

Parties on separate counterparts, each of which, when so executed, shall be an original, but all counterparts shall together constitute one and the same document. Signatures may be exchanged by e-mail, with original signatures to follow. Each Party agrees to be bound by its own electronic signature and that it accepts the electronic signature of the other Parties.

26.2	This Agreement is made in duplicate, with each Party holding one copy. Each copy shall be equally authentic.

(There is no text below)

IN WITNESS WHEREOF, this Agreement has been duly signed and sealed by the authorised representatives of the Parties on the date indicated below:

NIO Technology (Anhui) Co.，Ltd.
On behalf of NIO Technology (Anhui) Co., Ltd.

Signature:
Name:
Title:
Date:
Seal:

Forseven Limited
On behalf of Forseven Limited

Signature:
Name:
Title:
Date:

Annex I: Licensed Technologies and Deliverables

[***]

Annex II: Third-Party Intellectual Property Rights and Supply Chain Information

[***]

Annex III: Cyber Security Requirements

[***]

Annex IV: Claims Procedure

[***]

Annex V: Prohibited Sublicensees

[***]

Annex VI: SUB-LICENSEES

INTENTIONALLY BLANK AS AT THE EFFECTIVE DATE

Annex VII: Licensed Products

INTENTIONALLY BLANK AS AT THE EFFECTIVE DATE

Annex VIII: OEMs

[***]

Annex IX: Permitted Entities

[***]

Annex X: Fees, Reports and Payments

[***]